Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine Announces Retirement of James R. Rulseh;
Regional VP – Americas Spent 31 Years With Company

RACINE, WI, January 14, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified leader in thermal management technology and solutions, announced today that James R. Rulseh,  Regional Vice President, Americas, has decided to take early retirement.  His last day of active employment will be January 31, 2009.  After that date, Rulseh will serve as a Special Assistant to the CEO for a period of time.  Rulseh has been with the company for 31 years.

In his role as Regional Vice President, Rulseh has had responsibility for all Modine Original Equipment operations in North America and South America. He has directed a major reorganization of Modine’s North American business, instituted process and productivity improvements, overseen product launches and worked closely with key customers. As Regional Vice President – Asia, Rulseh spearheaded Modine’s move into that region and helped develop manufacturing facilities in China and India.

“We are grateful to Jim for his long and exemplary service to Modine and the leadership he has brought to our company,” said Thomas A. Burke, Modine President and Chief Executive Officer. “Jim has been a mainstay of our management team and has been instrumental in our growth on a global basis. We wish him and his family well in the future.”

Rulseh is a member of the board of directors of Woodward Governor Company and Proliance International, Inc.

About Modine – www.modine.com
With fiscal 2008 restated revenues of $1.9 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilation and air conditioning) equipment, industrial equipment, refrigeration systems and fuel cells. Based in Racine, Wisconsin, the company employs approximately 7,900 people worldwide at 33 facilities in 15 countries. For more information, visit www.modine.com.

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